UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

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FORM 8-K

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PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) August 23, 2010

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Kyto BioPharma Inc.
(Exact name of registrant as specified in its charter)

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Florida	65-108-6538
(State or other jurisdiction	(I.R.S. Employer
incorporation or organization)	Identification No.)

B1-114 Belmont Street, Toronto ON Canada M5R 1P8
(Address of principal executive offices) (Zip Code)

(416) 960-8770
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 – Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 23, 2010 the Board of Directors of Kyto Biopharma Inc. determined that the company’s consolidated balance sheet at March 31, 2010 and the related consolidated statement of operations, consolidated statement of changes in stockholders’ deficiency and consolidated statement of cash flows for the year ended March 31, 2010 could no longer be relied upon because of an error in such financial statements.  During the year ended March 31, 2010, we loaned $265,931 to a newly founded US based biotechnology company, Targeted Payload Therapeutics Inc. ("TPT"), a related party. Amounts loaned under this notes were non- interest bearing, unsecured, due on demand and did not follow any specific repayment terms. TPT was created to commercialize licensed technology which was developed at leading medical centers of excellence in the USA.  Mr. Georges Benarroch, our CEO and member of our Board of Directors, and Dr. Uri Sagman, a member of our Board of Directors, are also the founders of TPT.

In May 2010, subsequent to the end of fiscal 2010 but prior to the filing of our Annual Report on Form 10-K for the year ended March 31, 2010, we cancelled the agreement with TPT as a result of irreconcilable differences among the management of TPT which prevented the project from moving forward.  Accordingly, as we deem the amounts owed us by TPT as non-recoverable, we are restating our audited financial statements for the year ended March 31, 2010 to write off this loan receivable in the amount of $265,931.  It is anticipated that this restatement will result in an increase of net loss from $325,362, as previously reported, to $591,293, as restated, and an increase in deficit accumulated development stage from $16,800,031, as previously reported, to $17,065,962. This restatement will also result in a decline of total assets from $435,945, as previously reported, to $170,014.  We will file an amended Annual Report on Form 10-K for the year ended March 31, 2010 containing the restatement financial statements as soon as possible.

Our CEO has discussed with Jewett, Schwartz, Wolfe & Associates, our independent registered public accounting firm, the matters disclosed in this filing.

SIGNATURES

     In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KYTO BIOPHARMA INC.

Date: August 23, 2010	By:	/s/ Georges Benarroch
Georges Benarroch
President and CEO